Exhibit 99.1

For Immediate Release

Vivos Therapeutics Reports First Quarter 2022

Financial Results and Operational Update

First Quarter Appliance Revenue Increased 19% Year-Over-Year

Management to Host Conference Call Today at 5:00 pm ET

HIGHLANDS RANCH, Colo., May 16, 2022 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a medical technology company focused on developing and commercializing a suite of innovative diagnostic and treatment modalities for patients with dentofacial abnormalities and/or mild to moderate obstructive sleep apnea (OSA) and snoring in adults, today reported financial results and operating highlights for the first quarter ended March 31, 2022.

Financial and Operating Highlights

●	Revenue was $3.5 million for the first quarter of 2022, compared to $3.4 million for the first quarter of 2021;

●	Appliance revenue increased 19% as Vivos sold 2,965 total oral appliance arches, compared to 2,570 for the first quarter of 2021;

●	Gross profit was $2.4 million for the first quarter of 2022, compared to gross profit of $2.7 million for the first quarter of 2021, attributable to higher costs associated with increased sales volume of our appliances and VIP enrollments;

●	Gross margin was 68% for the first quarter of 2022, compared to 78% for the first quarter of 2021, reflecting higher costs associated with appliances and VIP enrollments;

●	Cash and cash equivalents were $17.8 million at March 31, 2022;

●	Operational highlights during the first quarter of 2022 and subsequent to quarter end included:

○	Patients treated with The Vivos Method totaled approximately 27,000, compared to just over 17,000 as of the first quarter of 2021. Vivos has also trained over 1,500 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to just over 1,200 as of the first quarter of 2021.

○	In January 2022, Vivos announced an 18X increase in home sleep tests performed by Vivos-trained dentists in the fourth quarter of 2021 versus the fourth quarter of 2020.

○	Also in January 2022, Vivos filed a U.S. patent application related to certain new and enhanced clinical methods and protocols developed within Vivos’ proprietary Vivos Method treatment for OSA.

○	Subsequent to quarter end, in April Vivos announced the May opening of a third Pneusomnia Sleep Center, representing joint medical / dental ownership and collaboration featuring Vivos products and technology in the greater Los Angeles area. The new facility will join existing Pneusomnia Centers in Del Mar and Modesto, Calif. The Company expects to open at least four additional Pneusomnia facilities in 2022.

“While first quarter results were flat compared to the prior year, we do not believe they reflect improvements that started in March and are continuing here into the second quarter,” said R. Kirk Huntsman, CEO. “Despite some January and February headwinds, as the effects of the pandemic started to wane, March saw a strong turnaround in key metrics across the board, including a 28% increase in appliance sales, a 47% increase in home sleep tests performed by Vivos-trained dentists and exponential growth across all digital channels from our social media initiatives.”

“In addition, the DSO sales and pilot test initiatives that we launched in the fourth quarter of 2021 are exceeding our expectations and creating significant growth opportunities. Our deep DSO industry relationships and early success have put us in active discussions for additional pilots with a number of DSO groups representing well over 5,000 dental offices in the U.S. and Canada. We consider this a major positive development that will allow us to scale up the Company much faster and cost-effectively.”

“In order to position ourselves to fully take advantage of the significant growth opportunities before us and to extend our available capital resources, we have proactively made certain strategic budget and personnel realignments that have reduced our expenses and allowed us to extend our available resources, all while bringing on several new seasoned key executives with deep industry experience and great success scaling up and operating medical device companies.

“In closing, Vivos continues to make progress throughout all aspects of our business. As our key initiatives progress, we expect our recent momentum to be reflected in our operating results in future quarters, but particularly in the latter half of this year.”

Vivos encourages investors and other interested parties to join its quarterly conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on important topics including: (i) Vivos’ current cash position and efforts to manage cash flow (ii) the potential significant impact of Vivos’ DSO sales and marketing campaign efforts on near-term growth; (iii) recent and anticipated additions to senior management; (iv) recent Vivos clinical research data and its implications and (v) and update on Vivos’ marketing strategy and recent success.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Business Updates

In January 2022, Vivos announced significant increases across several key metrics for its SleepImage Home Sleep Test ring (or HST), including in particular, for the three-months ended December 31, 2021, versus the three-months ended December 31, 2020: (i) an 18 times increase in the total number of HSTs given across the VIP network, (ii) a 5.7 times increase in the number of VIPs administering HSTs and (iii) a 3 times increase in the average number of HSTs being administered per VIP. Vivos believes this performance gain in home sleep testing allowed it to renegotiate its commercial agreement with SleepImage to lower costs and convert the entire diagnostic program from a loss leader aimed primarily at stimulating new case starts with sleep apnea treatment using the Vivos Method to a potential recurring revenue center.

Later in January, Vivos filed a U.S. patent application related to certain new and enhanced clinical methods and protocols developed within Vivos’ proprietary Vivos Method treatment for OSA. The Vivos Method, inclusive of the Vivos System, seeks to treat dentofacial abnormalities and/or OSA through a combination of Vivos’ proprietary oral appliances and devices as well as proprietary clinical methods and protocols. This new patent application was based on early field data which revealed an additional 58% average improvement in Apnea Hypopnea Index (AHI) score reductions in OSA patients who had received treatment with the Vivos Method where the revised clinical protocols were implemented.

In March, Vivos announced a rebranding of its proprietary offering of clinical treatment devices, modalities and protocols, now called The Vivos Method, to better capture the multiple ways in which Vivos can help independent dentists treat their patients. To learn more about The Vivos Method, patients can visit Vivos’ updated website www.vivos.com to find:

●	Information about OSA and its corresponding symptoms;
●	Testimonials from Vivos-trained dentists and their patient’s success stories; and
●	Opportunities for Vivos partnerships, FAQs and more.

In addition to simplifying information for patients visiting the new Vivos website, Vivos now provides dentists looking to tackle OSA and sleep therapies guidance in becoming a Vivos Integrated Provider. This turnkey program enables dentists to elevate patient services and care, while also increasing the growth potential for practice revenue and income.

Also in March, Vivos’ Medical Advisory Board presented new clinical results from retrospective data in patients using The Vivos Method at the 2022 World Sleep Congress in Rome, Italy. The World Sleep Congress is one of the largest global conferences dedicated to sleep medicine research. Dr. Seth Heckman, MD, gave the presentation to an audience of physicians, dentists, researchers, and other professionals who gathered to learn about emerging technologies and therapies within sleep medicine.

Subsequent to quarter end, in April Vivos announced its medical integration division will open its third U.S. multidisciplinary sleep apnea clinic (known as a Pneusomnia Sleep Center) in May 2022 in the greater Los Angeles area. Toluca Lake, Calif. The new facility will join existing Pneusomnia Centers in Del Mar and Modesto, Calif. The Center will be a clinician-owned, Medicare-approved clinic, and will provide a comprehensive array of services that include The Vivos Method and other treatments for both adults and children, mandibular advancement devices, laser treatment, oral myofunctional therapy, home sleep testing and positive airway pressure (PAP) services.

Conference Call

Vivos senior management will conduct a conference call today, May 16, 2022 at 5:00 p.m. (Eastern Time) to review the first quarter results as well as provide an overview of the Company’s recent milestones and growth strategy.

To access the conference call, please dial (888) 256-1007, or for international callers, (720) 543-0214. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 5800759. The replay will be available until May 30, 2022.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from dentofacial abnormalities and/or mild to moderate sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective non-surgical, non-invasive, non-pharmaceutical and cost-effective solution and has proven effective in approximately 27,000 patients treated worldwide by more than 1,500 trained dentists.

Combining proprietary technologies and treatments that alter the size, shape and position of the tissues that comprise a patient’s upper airway, The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild to moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for Home Sleep Testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “aim”, “may”, “could”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

(303) 859-3847

jgannon@vivoslife.com

Vivos Media Relations Contact:

Francesca DeMauro / Jenny Robles

KCSA Strategic Communications

(917) 880-9771 / (212) 896-1231

fdemauro@kcsa.com / jrobles@kcsa.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$17,828	$24,030
Accounts receivable, net of allowance of $181 and $180, respectively	1,002	1,203
Tenant improvement allowance receivable	516	516
Prepaid expenses and other current assets	2,255	1,575

Total current assets	21,601	27,324

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	2,913	2,825
Operating lease right-of-use asset	1,514	-
Intangible assets, net	331	341
Deposits and other	354	356

Total assets	$29,556	$33,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$877	$920
Accrued expenses	3,172	2,853
Contract liabilities	2,344	2,399
Current portion of long-term debt	-	1,265
Current portion of operating lease liability	357	72
Other current liabilities	101	-

Total current liabilities	6,851	7,509

Long-term liabilities
Operating lease liability, net of current portion	1,850	641

Total liabilities	8,701	8,150

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 23,012,119 shares as of March 31, 2022 and December 31, 2021	2	2
Additional paid-in capital	81,991	81,160
Accumulated deficit	(61,138)	(55,623)
Total stockholders’ deficit Total stockholders’ equity	20,855	25,539
Total liabilities and stockholders’ deficit Total liabilities and stockholders’ equity	$29,556	$33,689

VIVOS THERAPEUTICS INC.

Unaudited Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2022	2021
Revenue
Product revenue	$1,722	$1,387
Service revenue	1,738	2,061
Total revenue	3,460	3,448

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,093	758

Gross profit	2,367	2,690

Operating expenses
General and administrative	8,275	5,059
Sales and marketing	753	860
Depreciation and amortization	162	177

Total operating expenses	9,190	6,096

Operating loss	(6,823)	(3,406)

Non-operating income (expense)
Other expense	(38)	(1)
PPP loan forgiveness	1,287	-
Other income	59	8

Loss before income taxes	(5,515)	(3,399)
Income tax expense	-	-

Net loss	$(5,515)	$(3,399)

Net loss attributable to common stockholders	$(5,515)	$(3,399)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.26)	$(0.19)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	21,233	18,211